RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

August 1, 2012

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

RE:

Peer Review Mediation and Arbitration, Inc.

SEC File No. 000-52712

Dear Ladies and Gentlemen:

We have read the statements of Peer Review Mediation and Arbitration, Inc. in Item 4.01 on Form 8-K, filed on or about August 1, 2012 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ronald R. Chadwick, P.C.

Ronald R. Chadwick, P.C.